We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 8, 1996, which appears on page F-11 of the definitive proxy statement dated September 25, 1996. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ Price Waterhouse LLP
Price Waterhouse  LLP
Los Angeles, California
November 27, 1996